Exhibit 4.1

Coca-Cola FEMSA, S.A.B. de C.V.,

as Issuer

Propimex, S. de R.L. de C.V.,

Comercializadora La Pureza de Bebidas, S. de R.L. de C.V.,

Grupo Embotellador Cimsa, S. de R.L. de C.V.,

Refrescos Victoria del Centro, S. de R.L. de C.V.,

Yoli de Acapulco, S. de R.L. de C.V.,

Controladora Interamericana de Bebidas, S. de R.L. de C.V. and

Distribuidora y Manufacturera del Valle de México, S. de R.L. de C.V.,

as Guarantors

and

The Bank of New York Mellon,

as Trustee, Security Registrar, Paying Agent and Transfer Agent

TENTH SUPPLEMENTAL INDENTURE

Dated as of September 1, 2020

U.S.$705,000,000

1.850% Senior Notes due 2032

i

Section 901. Defeasance	24

ARTICLE TEN SUPPLEMENTAL INDENTURES	25

Section 1001. Supplemental Indentures without Consent of Holders	25

ARTICLE ELEVEN MISCELLANEOUS PROVISIONS	25

Section 1101. Consent to Service; Jurisdiction	25
Section 1102. Governing Law; Waiver of Jury Trial	26
Section 1103. Currency Indemnity	26
Section 1104. Separability of Invalid Provisions	26
Section 1105. Execution in Counterparts	27
Section 1106. Certain Matters	27

ii

TENTH SUPPLEMENTAL INDENTURE, dated as of September 1, 2020 (this “Tenth Supplemental Indenture”), among (i) Coca-Cola FEMSA, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”), having its principal office at Calle Mario Pani No. 100, Colonia Santa Fe Cuajimalpa, Alcaldía Cuajimalpa de Morelos, 05348, Mexico City, Mexico; (ii) Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Yoli de Acapulco, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V. and Distribuidora y Manufacturera del Valle de México, S. de R.L. de C.V., as guarantors (the “Guarantors”); and (iii) The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as trustee (herein called the “Trustee”), security registrar, paying agent and transfer agent, to the Indenture dated as of February 5, 2010, between the Company and the Trustee (herein called the “Base Indenture” and, together with this Tenth Supplemental Indenture, herein called the “Indenture”).

W I T N E S S E T H:

WHEREAS, Section 301 of the Base Indenture provides for the issuance from time to time thereunder, in series, of Securities (as defined therein) of the Company, and Section 901 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

WHEREAS, the Company desires by this Tenth Supplemental Indenture to create a series of Securities to be issued under the Base Indenture, as supplemented by this Tenth Supplemental Indenture, and to be known as the Company’s “1.850% Senior Notes due 2032” (the “Notes”), which are to be initially limited in aggregate principal amount as specified in this Tenth Supplemental Indenture and the terms and provisions of which are to be as specified in this Tenth Supplemental Indenture;

WHEREAS, the Company and each of the Guarantors has duly authorized the execution and delivery of this Tenth Supplemental Indenture to establish the Notes as a series of Securities under the Base Indenture and to provide for, among other things, the issuance and form of the Notes and the terms, provisions and conditions thereof, covenants for purposes of the Notes and the Holders thereof and the guarantees of the Guarantors with respect to the Company’s Obligations (as defined below) under the Indenture and the Notes; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a valid agreement of the Company and the Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions, conditions and guarantees thereof, the Company and each of the Guarantors covenants and agrees with the Trustee as follows:

ARTICLE ONE

BASE INDENTURE AND DEFINITIONS

Section 101. Provisions of the Base Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as supplemented by this Tenth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Tenth Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under this Tenth Supplemental Indenture shall be bound hereby. This Tenth Supplemental Indenture shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series. Notwithstanding any other provision of this Section 101, the Base Indenture or this Tenth Supplemental Indenture to the contrary, to the extent any provisions of this Tenth Supplemental Indenture or any Note issued hereunder shall conflict with any provision of the Base Indenture, the provisions of this Tenth Supplemental Indenture shall govern, including without limitation the terms and conditions of the Notes set forth in Section 203, the provisions of Article Six and Section 801 of this Tenth Supplemental Indenture.

Section 102. Definitions.

For all purposes of the Base Indenture, this Tenth Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Tenth Supplemental Indenture;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Tenth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) all terms used in this Tenth Supplemental Indenture that are not defined herein shall have the meanings assigned to them in the Base Indenture;

(d) the term “Securities,” as defined in the Base Indenture and as used therein (including in any definition therein), shall be deemed to include or refer to, as applicable, the Notes;

(e) the term “Additional Amounts,” as defined in the Base Indenture and as used therein (including in any definition therein), shall be referred to as “Additional Interest” and shall have the meaning given to such term in Section 203(b); and

(f) the following terms have the meanings given to them in this Section 102(f):

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with IFRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease.

“Base Prospectus” means the prospectus, dated December 17, 2019, included as part of the registration statement on Form F-3ASR (File No. 333-235558) filed with the Commission on December 18, 2019.

“Consolidated Tangible Assets” means at any time the total assets (stated net of properly deductible items, to the extent not already deducted in the computation of total assets) appearing on the Company’s consolidated balance sheet less all goodwill and intangible assets appearing on such balance sheet, all determined on a consolidated basis at such time in accordance with IFRS.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the The Depository Trust Company, or its nominee as the Depositary for such Notes or a nominee thereof, and which shall be considered a “Global Security” under the Base Indenture.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Interest Payment Date” means each September 1 and March 1 of each year, commencing on March 1, 2021.

“Notes” has the meaning set forth in the Recitals.

“Prospectus Supplement” means the prospectus supplement, dated August 26, 2020, filed with the Commission pursuant to Rule 424(b) under the Securities Act, on August 28, 2020.

“Sale and Leaseback Transaction” means a transaction or arrangement between the Company or one of the Company’s subsidiaries and a bank, insurance company or other lender or investor where the Company or its subsidiary leases property for an initial term of three years or more that was or will be sold by the Company or its Significant Subsidiary to that lender or investor for a sale price of U.S.$15 million (or its equivalent in other currencies) or more.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Designation, Principal Amount and Interest Rate.

(a) There is hereby authorized and established a series of Securities designated the “1.850% Senior Notes due 2032,” initially in an aggregate principal amount of U.S.$705,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. The principal of the Outstanding Notes shall be due and payable at their Maturity.

(b) The Company may, from time to time and without the consent of the Holders of the Outstanding Notes, issue additional Securities on terms and conditions identical to those of the Notes, subject to Section 202(b) below.

(c) The Stated Maturity of the Notes shall be September 1, 2032. The Notes shall bear interest at the rate of 1.850% per annum from September 1, 2020 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on each Interest Payment Date, until the principal thereof is paid or made available for payment on or prior to the Maturity of the Notes; provided, that any amount of interest on any Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Section 202. Denominations; Issuable in Series.

(a) The Notes shall be issued only in denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof.

(b) The provisions of Section 301 of the Base Indenture, and solely with respect to the Notes, shall apply to the Notes, except that the paragraph immediately before the last paragraph of such Section 301 shall be amended and replaced in its entirety as follows:

“All Securities of any one series shall be substantially identical (except for the issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment), which additional Securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the then Outstanding Securities. The additional Securities will be treated as a single class for all purposes under this Indenture and will vote together as one class on all matters with respect to the Securities; provided that any additional Securities shall be issued under a separate CUSIP number, ISIN and Common Code unless the additional Securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or the original Securities were, and the additional Securities are, issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.”

Section 203. Forms; Terms and Conditions in Forms.

The Notes shall be issuable in the form of one or more Global Notes in definitive, registered form, without coupons, registered in the name of The Depository Trust Company, or its nominee as the Depositary, in substantially the form set forth in this Section 203 with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Tenth Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof; provided that if any Notes are issued in certificated and not global form, such Notes shall be in substantially the form set forth in this Section 203, but shall not contain the legends relating to Global Notes, the “Schedule of Increases or Decreases in Global Note” or other provisions applicable to Global Securities, and in lieu thereof they shall include relevant provisions applicable to certificated Securities. The terms and conditions of the Notes contained in the form of Note are hereby expressly made a part of this Tenth Supplemental Indenture.

(a) Form of Face of Note.

[INCLUDE IF NOTE IS A GLOBAL NOTE — THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AS SUPPLEMENTED BY THE TENTH SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY COCA-COLA FEMSA, S.A.B. DE C.V., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.]

[INCLUDE IF NOTE IS A GLOBAL NOTE AND THE DEPOSITARY IS THE DEPOSITORY TRUST COMPANY— UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO COCA-COLA FEMSA, S.A.B. DE C.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR CERTIFICATED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, AS SUPPLEMENTED BY THE TENTH SUPPLEMENTAL INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

Coca-Cola FEMSA, S.A.B. de C.V.

1.850% Senior Notes due 2032

No. [●]	U.S.$ [●]

CUSIP Number: 191241 AJ7 / ISIN: US191241AJ70

Coca-Cola FEMSA, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of Mexico (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay Cede & Co., or registered assigns, the principal sum of [●] U.S. Dollars as revised by the Schedule of Increases or Decreases in Global Note attached hereto on September 1, 2032 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from September 1, 2020 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually in arrears on September 1 and March 1 of each year, commencing on March 1, 2021, and at the Maturity thereof, at the rate of 1.850% per annum, until the principal hereof is paid or made available for payment; provided that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment of such interest shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date or at Maturity shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th day (whether or not a Business Day) immediately preceding such payment date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and premium, if any, and interest on this Note will be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture; provided, however, that if this Note is not a Global Note, payment may be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Note in the case of any payment due at the Maturity of the principal thereof; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

COCA-COLA FEMSA, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

(b) Form of Reverse of Note.

This Note is one of a duly authorized issue of securities of the Company (herein collectively called the “Notes”), issued under an indenture, dated as of February 5, 2010 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), security registrar, paying agent and transfer agent, as supplemented by the Tenth Supplemental Indenture, dated as of September 1, 2020 (herein called the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Distribuidora y Manufacturera del Valle de México, S. de R.L. de C.V., Yoli de Acapulco, S. de R.L. de C.V. and Controladora Interamericana de Bebidas, S. de R.L. de C.V. (the “Guarantors”) and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional securities on terms substantially identical to those of this Note (except for the issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment) may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases or Decreases in Global Note attached hereto will be correspondingly adjusted. The additional securities will be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes; provided that any additional securities shall be issued under a separate CUSIP number, ISIN and Common Code unless the additional securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or the original securities were, and the additional securities are, are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be on account of such delay.

In the event of redemption of this Note in part only the Schedule of Increases or Decreases in Global Note attached hereto will be correspondingly adjusted.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Subject to the limitations and exceptions described below, the Company and the Guarantors shall pay to Holders of the Notes all additional interest (“Additional Interest”) that may be necessary so that every net payment of interest or principal (including any premium paid upon redemption of the notes and any discount or other amount deemed interest under Mexican law), if any, to the Holder will not be less than the amount provided for in the Notes. For purposes of the preceding sentence, “net payment” means the amount that the Company, the Guarantors or any Paying Agent will pay the Holder after the Company or such Guarantor deducts or withholds an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such Additional Interest) by a taxing authority of Mexico or the taxing authority of any other country under whose laws the Company or such Guarantor, or any successor of the Company or such Guarantor (assuming the obligations of the Notes and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s or such Guarantor’s assets and properties) is organized at the time of payment, except for the United States, or through which payments on the Notes are made (each, a “Taxing Jurisdiction”).

Notwithstanding the foregoing, the Company and the Guarantors shall not be obligated to pay Additional Interest to or on behalf of any Holder or beneficial owner of the Notes, or to the Trustee, for or on account of any of the following:

(i) any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the Holder and the Taxing Jurisdiction (other than the mere receipt of a payment, the ownership or holding of a Note or the enforcement of rights with respect to a Note);

(ii) any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to a Note;

(iii) any taxes, duties, assessments or other governmental charges imposed solely because the Holder or any other Person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or any beneficial owner of a Note if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 calendar days’ written notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(iv) any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on a Note;

(v) any taxes, duties, assessments or other governmental charges with respect to a Note presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Interest on presenting such Note for payment on any date during such 15-day period;

(vi) any payment on a Note to a Holder that is a fiduciary or partnership or a Person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Interest had the beneficiary, settlor, member or beneficial owner been the Holder of such Note;

(vii) any taxes imposed under FATCA; and

(viii) any combination of the items in clauses (i) through (vii) above.

Notwithstanding the foregoing, the limitations on the Company’s and the Guarantors’ obligation to pay Additional Interest set forth in clause (iii) above will not apply if the provision of information, documentation or other evidence described in such clause (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under United States tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. In addition, the limitations on the Company’s and the Guarantors’ obligations to pay Additional Interest set forth in clause (iii) above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in such clause (iii) is expressly required by the applicable Mexican laws and regulations, (b) the Company or such Guarantor cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican laws and regulations on its own through reasonable diligence and (c) the Company or such Guarantor otherwise would meet the requirements for application of the applicable Mexican laws and regulations. In addition, clause (iii) above shall not require that any Person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund, tax exempt organization, financial institution or any other holder or beneficial owner of a Note, register with, or provide information to, the Secretaría de Hacienda y Crédito Público (the Mexican Ministry of Finance and Public Credit) or with the Servicio de Administración Tributaria (the Mexican Tax Administration Service) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

The Company or the applicable Guarantor shall remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with applicable law of the relevant Taxing Jurisdiction. The Company or the applicable Guarantor shall also provide the Trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which the Company or such Guarantor has paid any Additional Interest. The Company or such Guarantor shall provide copies of such documentation to the Holders of the Notes or the relevant Paying Agent upon request.

The Company and the Guarantors shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

In the event that Additional Interest actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as amended) (the “Code”), as in effect on the date of issuance of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

All references herein and in the Indenture to principal, premium, if any, or interest or any other amount payable in respect of the Notes shall be deemed to mean and include all Additional Interest, if any, payable in respect of such principal, premium, if any, or interest or any other amounts payable, unless the context otherwise requires, and express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding reference to Additional Interest in those provisions hereof where such express mention is not made. All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder or under the Indenture (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, if any, interest or Additional Interest shall be deemed to mean and include any amount payable in respect of this Note pursuant to Section 1009 of the Base Indenture, and express mention of the payment of any Redemption Price or any such other amount in those provisions hereof where such express reference is not made.

The Company may, at its option, redeem the Outstanding Notes upon not less than 30 nor more than 60 days’ written notice, at any time in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes, (B) accrued and unpaid interest on the principal amount of the Notes to the Redemption Date and (C) any Additional Interest which would otherwise be payable thereon to the Redemption Date, solely if:

(i) as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after August 26, 2020, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to a withholding tax rate of 4.9% with respect to payments of interest or amounts deemed interest under the Notes; or

(ii) in the event that the Company or any successor of the Company (assuming the obligations of the Notes and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s assets and properties), is organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which the Company or a successor thereof becomes subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the Notes;

provided, however, that (x) no notice of redemption pursuant to clauses (i) and (ii) may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Interest if a payment on the Notes were then due and (y) at the time such notice of redemption is given such obligation to pay such Additional Interest remains in effect.

The Company also may, at its option, redeem the Outstanding Notes upon not less than 15 nor more than 60 days’ written notice

(i) in whole at any time or in part from time to time prior to June 1, 2032 (the date that is three months prior to the Stated Maturity of the Notes or the “Par Call Date”), at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon through the Par Call Date as if the Notes were redeemed on the Par Call Date (exclusive of accrued and unpaid interest to the Redemption Date on the principal amount of the Notes being redeemed on such Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of such Notes to the Redemption Date and Additional Interest thereon; or

(ii) in whole at any time or in part from time to time, on and after the Par Call Date, at a Redemption Price equal to 100% of the Outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the Redemption Date and Additional Interest thereon.

For purposes of clause (i) above, the following terms shall have the meanings specified below:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the period from the Redemption Date to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the period from the Redemption Date to the Par Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations quoted to an Independent Investment Banker selected by the Company for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if such Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or their respective affiliates, which are primary U.S. government securities dealers in New York City, and two other leading primary United States government securities dealers in New York City reasonably designated by us in writing; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an Independent Investment Banker selected by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to such Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Notwithstanding the foregoing provisions in this Note or the Indenture, the Company or any of its Affiliates may at any time purchase Notes in the open market or otherwise at any price. Any such purchased Notes shall not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest to the Redemption Date on the Notes to be redeemed on such date and Additional Interest thereon. If less than all of the Outstanding Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate or in accordance with the Applicable Procedures of the Depositary.

The Company may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Price may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the Redemption Price and performance of the Company’ obligations with respect to such redemption may be performed by another person.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Sections 202 and 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of any Transfer Agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The provisions of Article Twelve of the Base Indenture shall apply to the Notes.

The Notes are issuable only in registered form without coupons in denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of this Note, other than exchanges pursuant to Section 906 or Section 1105 of the Base Indenture not involving any transfer.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any other agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 306 of the Base Indenture), whether or not this Note is overdue, and neither the Company, the Trustee, any Agent nor any such other agent shall be affected by notice to the contrary.

The Guarantors have irrevocably and unconditionally guaranteed the full and punctual payment of principal, premium, if any, interest and any other amounts that may become due and payable by the Company in respect of the Notes and the Indenture.

This Note is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Sections 202 and 304 of the Base Indenture on transfers and exchanges of Global Securities.

This Note, the Guarantees and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT MIN ACT—______________ (Cust)
TEN ENT—as tenants by the entireties	Custodian _____________ under Uniform (Minor)
JT TEN—as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act ________________ (State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of increase or decrease of this Global Note	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

Section 204. Form of Trustee’s Certificate of Authentication

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within mentioned Indenture.

Dated:

The Bank of New York Mellon, as Trustee

By:
Authorized Signatory

Section 205. Maintenance of Office or Agency

If any Notes are issued in certificated and not global form, the Company shall maintain in the Borough of Manhattan, New York an office or agency, in each case, in accordance with Section 1002 of the Base Indenture.

Section 206. Listing

The Company shall use its reasonable best efforts to have the Notes admitted to listing on the New York Stock Exchange.

ARTICLE THREE

GUARANTEE

Section 301. Guarantee.

(a) The Guarantors hereby fully, jointly and severally, unconditionally and irrevocably guarantee (the “Guarantees”) to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the obligations of the Company to the Holders of the Notes and the Trustee under the Notes and the Indenture (the “Obligations”). The Guarantors further agree (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Section 301 notwithstanding any extension or renewal of any Obligation. The Guarantors hereby agree to pay, in addition to the amounts stated above, any and all expenses (including reasonable and documented counsel fees and expenses) incurred by the Trustee or the Holders of the Notes in enforcing any rights under the Guarantee.

(b) Each of the Guarantors waives (i) presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment and (ii) notice of any default with respect to its Obligations. To the extent permitted by law, the obligations of the Guarantors hereunder shall not be affected by (a) the failure of the Trustee or any Holder of the Notes to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of the Indenture, the Notes or any other agreement; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder of the Notes or the Trustee for the Obligations; or (e) the failure of the Trustee or any Holder of the Notes to exercise any right or remedy against the Guarantors.

(c) The Guarantors further agree that the Guarantees herein constitutes guarantees of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Trustee or any Holder of the Notes to any security held for payment of the Obligations.

(d) To the extent permitted by law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantors herein shall not be discharged or impaired or otherwise affected by the failure of the Trustee or any Holder of the Notes to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors or any one of them as a matter of law or equity.

(e) The Guarantors further agree that the Guarantees herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by the Trustee or any Holder of the Notes upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Trustee or any Holder of the Notes has at law or in equity against the Guarantors by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, the Guarantors hereby promise to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee and the Holders of the Notes an amount equal to the sum of:

(i) the unpaid amount of such Obligations then due and owing; and

(ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

(g) The Guarantors further agree that, as between itself, on the one hand, and the Holders of the Notes, on the other hand:

(i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and

(ii) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of the Guarantee.

Section 302. No Subrogation. Each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations until payment in full of all Obligations and any obligations to which the Obligations are subordinated. If any amount shall be paid to the Guarantors on account of such subrogation rights at any time when all of the Obligations and any obligations to which the Obligations are subordinated shall not have been paid in full, such amount shall be held by the Guarantors in trust for the Trustee and the Holders of the Notes, segregated from other funds of the Guarantors, and shall, forthwith upon receipt by the Guarantors, be turned over to the Trustee in the exact form received by the Guarantors (duly endorsed by the Guarantors to the Trustee, if required), to be applied against the Obligations or obligations to which the Obligations are subordinated.

Section 303. Limitation on Liability, Release and Discharge.

(a) The obligations of the Guarantors hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantors and after giving effect to any collections from or payments made by or on behalf of the Guarantors in respect of the obligations under the Guarantee, result in the obligations of the Guarantors under the Guarantees not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(b) Concurrently with the discharge of the Notes under Section 401 of the Base Indenture, the defeasance of the Notes under Section 1202 of the Base Indenture, the “covenant defeasance” of the Notes under Section 1203 of the Base Indenture or the redemption in full of the Notes under Article Eleven of the Base Indenture, the Guarantors shall be released from all of their obligations under their Guarantees under this Article Three.

ARTICLE FOUR

SUCCESSORS

Section 401. Consolidations and Mergers of the Guarantors.

None of the Guarantors shall consolidate with or merge into any other Person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets and properties and shall not permit any Person to consolidate with or merge into any of the Guarantors unless: (i) either (a) in the case of a merger or consolidation, the Company or any Guarantor is the surviving entity, or (b) the Person formed by such consolidation or merger or the Person which acquires by transfer, conveyance, sale, lease or other disposition of all or substantially all of the assets and properties of the Company or the Guarantors (if the Company or any Guarantor is not the surviving entity (the “Successor Guarantor”) shall expressly assume by an indenture supplemental hereto or to the Base Indenture all obligations of the Company or Guarantors under the Notes, the Base Indenture and this Tenth Supplemental Indenture, including, without limitation, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and all other amounts payable pursuant to the Base Indenture and this Tenth Supplemental Indenture; (ii) immediately after giving effect to such transaction, no Event of Default, or an event or condition which, after the giving of notice or lapse of time, or both, would become an Event of Default, with respect to the Notes shall have occurred and be continuing; and (iii) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent in the Base Indenture and this Tenth Supplemental Indenture provided for relating to such transaction have been complied with.

Section 402. Rights and Duties of Successor Guarantors.

In case of any consolidation or merger, or conveyance or transfer of the assets of any of the Guarantors as an entirety or virtually as an entirety in accordance with Section 401 of this Tenth Supplemental Indenture, the Successor Guarantor shall succeed to and be substituted for the Guarantor, with the same effect as if it had been named herein as the Guarantor, and the predecessor Guarantor shall be relieved of any further obligation with respect to the Notes under the Indenture.

ARTICLE FIVE

ADDITIONAL INTEREST

Section 501. Additional Interest.

The provisions of Section 1008 of the Base Indenture, and solely with respect to the Notes, as amended by the terms and conditions set forth in this Tenth Supplemental Indenture (including the form of Note), shall apply to the Notes.

ARTICLE SIX

COVENANTS

Section 601. Limitation on Liens. This Section 601 shall replace Section 1006 of the Base Indenture in its entirety with respect to the Notes only (and, for avoidance of doubt, not with respect to any other series of Securities issued pursuant to the Base Indenture on or prior to the date hereof), as follows:

“The Company shall not, and shall not allow any of its Significant Subsidiaries to, create, incur, issue or assume any Liens on their respective property to secure debt for borrowed money where such debt secured by such liens would exceed an aggregate amount equal to the greater of (i) U.S.$1 billion and (ii) 20% of Consolidated Tangible Assets less, in each case, the aggregate amount of Attributable Debt of the Company and its Significant Subsidiaries in respect of Sale and Leaseback Transactions then outstanding pursuant to Section 1007(a) unless the Company secures the Notes equally with, or prior to the debt for borrowed money secured by such Liens; provided, however, that nothing contained in this Section 1006 shall prevent or restrict debt for borrowed money secured by:

(a) Liens on property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation of such acquisition;

(b) Liens on any property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such Lien attaches to the property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other property;

(c) Liens existing on any property of any subsidiary of the Company prior to the time that the subsidiary became a subsidiary of the Company or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

(d) Liens on any property securing debt owed by a subsidiary of the Company to the Company or to another of its subsidiaries;

(e) Liens existing on the date the Notes are issued;

(f) Liens resulting from the deposit of funds or evidence of debt in trust for the purpose of defeasing the Company’s debt or the debt of any of the Company’s subsidiaries;

(g) any (i) Liens for taxes, assessments and other governmental charges and (ii) attachment or judgment Liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by IFRS shall have been made;

(h) Liens on accounts receivable, inventory or bottles and cases to secure working capital or revolving credit debt incurred in the ordinary course of business; and

(i) Liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional property.

For purposes of this Section 1006, the giving of a guarantee which is secured by a Lien on any property, and the creation of a Lien on any property to secure debt for borrowed money which existed prior to the creation of such Lien, shall be deemed to involve the creation of secured debt for borrowed money in an amount equal to the principal amount guaranteed or secured by such Lien; but the amount of debt for borrowed money secured by Liens on properties shall be computed without cumulating the underlying debt for borrowed money with any guarantee thereof or Lien securing the same.”

Section 602. Limitation on Sales and Leasebacks. This Section 602 shall replace Section 1007 of the Base Indenture in its entirety with respect to the Notes only (and, for avoidance of doubt, not with respect to any other series of Securities issued pursuant to the Base Indenture on or prior to the date hereof), as follows:

“The Company shall not, and shall not permit any Significant Subsidiary to, enter into any Sale and Leaseback Transaction without in any such case effectively providing that the Securities (together with, if the Company shall so determine, any other Indebtedness of the Company or any Significant Subsidiary then existing or thereafter created) shall be secured equally and ratably with or prior to such Sale and Leaseback Transaction, so long as such Sale and Leaseback Transaction shall be outstanding, unless, after giving effect thereto:

(a) the aggregate amount of Attributable Debt of the Company and its Significant Subsidiaries pursuant to this Section 1007(a) would not exceed an aggregate amount equal to the greater of (1) U.S.$1 billion or (2) 20% of the Company’s Consolidated Tangible Assets less, in each case, the aggregate principal amount of all Indebtedness then outstanding of the Company and its Significant Subsidiaries secured by any Lien on any property pursuant to Section 1006 (without giving effect to clauses (a) through (i) thereof); or

(b) the Company or one of its Subsidiaries, within 12 months of the Sale and Leaseback Transaction, retire debt not owed to the Company or any of its subsidiaries that is not subordinated to the Notes or invest in equipment, plant facilities or other fixed assets used in the operations of the Company or any of the Company’s Subsidiaries, in an aggregate amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the Sale and Leaseback Transaction and (2) the fair market value of the property leased.

Notwithstanding the foregoing, the Company and/or its Significant Subsidiaries may enter into Sale and Leaseback Transactions that solely refinance, extend, renew or refund Sale and Leaseback Transactions permitted under Sections 1007(a) and (b) and the restriction described in the first paragraph of this Section 1007 shall not apply to such Sale and Leaseback Transactions.”

ARTICLE SEVEN

EVENTS OF DEFAULT

Section 701. Events of Default

This Article Seven shall replace Section 501 of the Base Indenture in its entirety with respect to the Notes only (and, for avoidance of doubt, not with respect to any other series of Securities issued pursuant to the Base Indenture on or prior to the date hereof).

“SECTION 501. Events of Default.

““Event of Default,” wherever used herein with respect to the Securities, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of the principal (including any Redemption Price and any Additional Interest) of or premium, if any, on any Security at its Maturity; or

(2) default in the payment of any interest (including any Additional Interest) on any Security when it becomes due and payable, and continuance of such default for a period of 30 days; or

(3) default in the performance, or breach, of any covenant of the Company in this Indenture (other than a covenant a default in whose performance or whose breach is elsewhere in this Section 501 specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee at the written request of Holders of at least 25% in principal amount of the Outstanding Securities or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4) a default or defaults under any bond, debenture, note or other evidence of Indebtedness of the Company or any Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created; provided that such default or defaults, individually or in the aggregate, (A) shall constitute a failure to pay the principal at maturity of Indebtedness in an amount in excess of U.S.$150,000,000 (or the equivalent thereof in other currencies) or (B) shall have resulted in Indebtedness with an aggregate principal amount in excess of U.S.$150,000,000 (or the equivalent thereof in other currencies) (or any portion thereof having an aggregate principal amount in excess of U.S.$150,000,000 or such equivalent thereof) becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

(5) a final judgment is rendered against the Company or any of its Significant Subsidiaries in an aggregate amount in excess of U.S.$100,000,000 (or its equivalent in other currencies) that is not discharged or bonded in full within 90 days, for 10 days after the Company receives a notice of this default (sent by the Trustee at the written request of Holders of not less than 25% in principal amount of the Securities to the Company or by the Holders of at least 25% in principal amount of the Securities to the Company and the Trustee); or

(6) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, concurso mercantil, reorganization or other similar law, or (B) a decree or order adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or suspending payments, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, síndico, conciliador, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the property of the Company or any Significant Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(7) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Subsidiary of the Company, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law or the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, síndico, conciliador, sequestrator or similar official of the Company or any Significant Subsidiary or of any substantial part of the property of the Company or any Significant Subsidiary, or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by the Company or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action (evidenced by the adoption of a corporate resolution in favor of any such actions or an action of any of the officers of the Company or such Significant Subsidiary that similarly binds the Company or such Significant Subsidiary, as the case may be).”

ARTICLE EIGHT

OPTIONAL REDEMPTION

Section 801. Optional Redemption by the Company

The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note as set forth in Section 203(b) of this Tenth Supplemental Indenture and in accordance with Article Eleven of the Base Indenture.

ARTICLE NINE

DEFEASANCE

Section 901. Defeasance

The Company may, at its option, elect to terminate (1) all of the Company’s or the Guarantors obligations with respect to the Notes (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations set forth under Article Twelve of the Base Indenture relating to the transfer and exchange of the Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of agencies with respect to the Notes and the rights, powers, trusts, duties, immunities and indemnities and other provisions in respect of the Trustee or (2) the Company’s or Guarantor’s obligations under certain covenants in the Indenture, so that any failure to comply with such obligations will not constitute an Event of Default (“covenant defeasance”) in respect of the Notes. In order to exercise either legal defeasance or covenant defeasance, the Company must irrevocably deposit with the Trustee U.S. dollars or such other currency in which the Notes are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants delivered to the trustee, to pay the principal, premium, if any, and interest (including Additional Interest) in respect of the Notes then Outstanding on the Maturity date of the Notes, and comply with the other conditions set forth on Section 1204 of the Base Indenture, including, without limitation, the delivery of Opinions of Counsel as to specified tax and other matters set forth in Section 1204 of the Base Indenture.

If the Company elects either legal defeasance or covenant defeasance with respect to the Notes, the Company may so elect it with respect to all of the Notes upon compliance with the conditions set forth in the preceding paragraph.

ARTICLE TEN

SUPPLEMENTAL INDENTURES

Section 1001. Supplemental Indentures without Consent of Holders

Section 901 of the Base Indenture, and solely with respect to the Notes (and, for avoidance of doubt, not with respect to any other series of Securities issued pursuant to the Base Indenture on or prior to the date hereof), is hereby amended by replacing in its entirety item (12) and adding item (13) as follows:

“(12) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any clarifications or changes that do not adversely affect the right of the Holders of Securities of any series in any material respect; and

(13) to conform the provisions of this Indenture, any supplemental indenture relating to the Notes and the Notes to the “Description of Debt Securities” and “Description of Debt Guaranties” in the Base Prospectus or the “Description of Notes” in the Prospectus Supplement.”

ARTICLE ELEVEN

MISCELLANEOUS PROVISIONS

Section 1101. Consent to Service; Jurisdiction

Each party hereto agrees that any legal suit, action or proceeding arising out of or relating to this Tenth Supplemental Indenture, the Base Indenture, the Notes, or the Guarantees may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York and in the courts of its own corporate domicile, in respect of actions brought against each such party as a defendant, and each waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, waives any right to any jurisdiction to which it may be entitled on account of place of residence, domicile or any other reason and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Each of the Company and each of the Guarantors hereby designates and appoints CT Corporation System, 28 Liberty Street, New York, NY 10005, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Tenth Supplemental Indenture, the Base Indenture, the Notes, or the Guarantees which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company and/or the Guarantors, as applicable, in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, each of the Company and the Guarantors will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. The Company and the Guarantors agree to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

Section 1102. Governing Law; Waiver of Jury Trial

(a) THIS TENTH SUPPLEMENTAL INDENTURE, THE BASE INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE BASE INDENTURE, THIS TENTH SUPPLEMENTAL INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 1103. Currency Indemnity

This Section 1103 replaces Section 1009 of the Base Indenture and applies only to the Notes.

The Company and the Guarantors, jointly and severally, will indemnify the Trustee and any Holder of Notes against any loss incurred by the Trustee or such Holder as a result of any judgment for any amount due under the Base Indenture, this Tenth Supplemental Indenture, the Guarantees and the Notes being expressed and paid in a currency other than in U.S. dollar. The Company’s Obligations and the Obligations of the Guarantors under the Base Indenture, this Tenth Supplemental Indenture, the Guarantees and the Notes will be discharged only to the extent that the Trustee or the relevant Holder is able to purchase U.S. dollar with any other currency paid to the Trustee or that Holder in accordance with any judgment or otherwise. If the Trustee or the Holder cannot purchase U.S. dollar in the amount originally to be paid, the Company and the Guarantors agree to pay the difference. The Holder, however, agrees that, if the amount of U.S. dollar purchased exceeds the amount originally to be paid to such Holder, the Holder will reimburse the excess to the Company or the Guarantors, as the case may be. The Holder will not be obligated to make this reimbursement if the Company or the Guarantors are in default of their Obligations under the Base Indenture, this Tenth Supplemental Indenture, the Guarantees and the Notes.

Section 1104. Separability of Invalid Provisions

In case any one or more of the provisions contained in this Tenth Supplemental Indenture, the Base Indenture, the Notes or the Guarantees should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Tenth Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Tenth Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 1105. Execution in Counterparts

This Tenth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 1106. Certain Matters

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Tenth Supplemental Indenture, the Base Indenture, the Notes, the Guarantees or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

COCA-COLA FEMSA, S.A.B. DE C.V.

By:	/s/ José Castro Godard
Name: José Castro Godard
Title: Attorney-in-fact

By:	/s/ Marlene Fernanda Castillo Jiménez
Name: Marlene Fernanda Castillo Jiménez
Title: Attorney-in-fact

PROPIMEX, S. DE R.L. DE C.V.		CONTROLADORA INTERAMERICANA DE BEBIDAS, S. DE R.L. DE C.V.

By:	/s/ Marlene Fernanda Castillo Jiménez	By:	/s/ Marlene Fernanda Castillo Jiménez
	Name: Marlene Fernanda Castillo Jiménez		Name: Marlene Fernanda Castillo Jiménez
	Title: Attorney-in-fact		Title: Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya	By:	/s/ Gerardo Cruz Celaya
	Name: Gerardo Cruz Celaya		Name: Gerardo Cruz Celaya
	Title: Attorney-in-fact		Title: Attorney-in-fact

COMERCIALIZADORA LA PUREZA DE BEBIDAS, S. DE R.L. DE C.V.		DISTRIBUIDORA Y MANUFACTURERA DEL VALLE DE MÉXICO, S. DE R.L. DE C.V.

By:	/s/ Marlene Fernanda Castillo Jiménez	By:	/s/ Marlene Fernanda Castillo Jiménez
	Name: Marlene Fernanda Castillo Jiménez		Name: Marlene Fernanda Castillo Jiménez
	Title: Attorney-in-fact		Title: Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya	By:	/s/ Gerardo Cruz Celaya
	Name: Gerardo Cruz Celaya		Name: Gerardo Cruz Celaya
	Title: Attorney-in-fact		Title: Attorney-in-fact

GRUPO EMBOTELLADOR CIMSA, S. DE R.L. DE C.V.		YOLI DE ACAPULCO, S. DE R.L. DE C.V.

By:	/s/ Marlene Fernanda Castillo Jiménez	By:	/s/ Marlene Fernanda Castillo Jiménez
	Name: Marlene Fernanda Castillo Jiménez		Name: Marlene Fernanda Castillo Jiménez
	Title: Attorney-in-fact		Title: Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya	By:	/s/ Gerardo Cruz Celaya
	Name: Gerardo Cruz Celaya		Name: Gerardo Cruz Celaya
	Title: Attorney-in-fact		Title: Attorney-in-fact

REFRESCOS VICTORIA DEL CENTRO,
S. DE R.L. DE C.V.

By:	/s/ Marlene Fernanda Castillo Jiménez
Name: Marlene Fernanda Castillo Jiménez
Title: Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya
Name: Gerardo Cruz Celaya
Title: Attorney-in-fact

THE BANK OF NEW YORK MELLON,
as Trustee, Security Registrar, Principal Paying Agent and Transfer Agent

By:	/s/ Teresa H. Wyszomierski
Name: Teresa H. Wyszomierski
Title: Vice President